UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE PRER 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Unify Corporation
(Name of Registrant as Specified In Its Charter)

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Unify Corporation
2101 Arena Blvd, Suite 100
Sacramento, CA 95834

December 18, 2006

Dear Unify Shareholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Unify Corporation to be held on January 25, 2007, at 9:00 a.m., Pacific Time, at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834.

          At the meeting, shareholders will vote on three proposals: the election of five members to the board of directors; to ratify the appointment of Grant Thornton LLP as Unify’s independent auditors for fiscal 2007; and approval of a reverse stock split. Your board of directors recommends a vote “FOR” these proposals.

          Your vote is important.  Please allow me to elaborate. Calendar 2006 was a year of transformation and achievement for your Company. We began the year announcing plans to be acquired and we close the year having completed an outstanding acquisition of our own.  In between, we launched a new product, gained new customers and laid the foundation for future revenue growth.  It is with new momentum, structure and focus that we plan to soar into 2007 and fiscal 2008.

          We have transformed Unify back to its heritage of reliable, productive and innovative data management and development tool solutions.  Our acquisition of GUPTA doubles our size, broadens our product portfolio and gives us a stronger partner channel, distribution network and global customer base. For our shareholders, we completed the GUPTA acquisition with minimal dilution as we successfully raised capital that is convertible into equity at a price that is a significant premium to our current market price.

          As thrilling as this last year has been, we think the coming year will be our hallmark.  Knowing the time is right to capitalize on this dynamic, we are asking shareholders to approve a reverse stock split. This would have the effect of reducing the number of shares outstanding and increasing the price of each share of stock.  We believe the time is right as Unify is poised to post revenue and earnings growth headed into calendar 2007 and the increased per share price will be attractive to a larger base of potential investors.

          We are deeply motivated by the opportunities that lie ahead for our company.  It is your participation and support that enables us to move forward in pursuit of these opportunities.

Sincerely,

Todd E. Wille
President and Chief Executive Officer

Unify Corporation
2101 Arena Blvd, Suite 100, Sacramento, California 95834

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 25, 2007

Dear Stockholder:

          You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Unify Corporation to be held on January 25, 2007, at 9:00 a.m., Pacific Time, at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834, for the following purposes:

1.	To elect five (5) members of the board of directors to hold office until the 2007 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.

To consider and vote upon an amendment to our Certificate of Incorporation which will effect a reverse stock split of our common stock at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to June 30, 2007, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion.

3.	To ratify the appointment of Grant Thornton LLP as Unify’s independent auditors for the fiscal year ending April 30, 2007.

4.	To transact such other business as may properly come before the meeting.

          These items of business are more fully described in the Proxy Statement that accompanies this Notice.

          Stockholders of record at the close of business on December 12, 2006, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our principal offices located at 2101 Arena Blvd., Suite 100, Sacramento, California, 95834.

Sincerely,

Todd E. Wille
President and Chief Executive Officer
Sacramento, California
December 18, 2006

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

UNIFY CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

          The accompanying proxy is solicited by the board of directors (the “Board”) of Unify Corp. (“Unify,” “Company,” “we,” “us” or “our”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on January 25, 2007 (the “Annual Meeting”), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is December 18, 2006, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

          Annual Report.   Our Annual Report on Form 10-K for the fiscal year ended April 30, 2006, is enclosed with this Proxy Statement.

          Voting Securities.   Only stockholders of record as of the close of business on December 12, 2006, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 29,720,608 shares of Unify common stock, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of record as of that date is entitled to one vote for each share of common stock held on the proposals presented in this Proxy Statement. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

          Solicitation of Proxies.   The cost of soliciting proxies will be borne by Unify. We have retained The Altman Group to assist in the solicitation of proxies for a fee not to exceed $5,500, plus customary out-of-pocket expenses. The Altman Group may solicit proxies personally or by telephone in addition to soliciting stockholders by mail. In addition, we will solicit stockholders by mail through our regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Unify stock registered in the names of such persons and will reimburse them for their reasonable out-of-pocket costs. We may also use the services of directors, officers and others to solicit proxies, personally or by telephone, without additional compensation.

          Voting of Proxies.   Except as described below, (i) All valid proxies received prior to the meeting will be voted; (ii) All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made; and (iii) If no choice is indicated on the proxy, the shares will be voted FOR each director nominee and IN FAVOR of proposal nos. 2 and 3. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to the secretary of the Company a written instrument revoking the proxy or by delivering a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

          Unify has a board of directors consisting of five (5) members who will serve until the Annual Meeting of Stockholders held in 2007 and until their respective successors are duly elected and qualified.

          Our nominees for election to the Board and information with respect to their ages as of November 30, 2006, and their positions and offices held with the Company are set forth below. Please see “INFORMATION ABOUT UNIFY CORPORATION—Executive Officers and Directors” for additional information concerning the nominees. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below unless otherwise instructed. Proxies may not be voted for a greater number of persons than the number of nominees named. We know of no reason why any nominee should be unable or unwilling to serve as a director. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

          Nominees for election to the Board are as follows:

Name	Current Position with Company	Age	Director Since

Steven D. Whiteman	Chairman	56	1997
Richard M. Brooks	Director	52	2005
Robert J. Majteles	Director	42	2004
Tery R. Larrew	Director	52	2002
Todd E. Wille	President and Chief Executive Officer	43	2000

          If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors of the Company to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e. “broker non-votes,” will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT UNIFY CORPORATION

Executive Officers and Directors

          The following table sets forth certain information concerning our directors and executive officers, including their ages as of November 30, 2006:

Name	Age	Position with the Company

Todd E. Wille	43	President and Chief Executive Officer
Steven D. Bonham	50	Vice President, Finance & Administration and Chief Financial Officer
Frank Verardi	58	Vice President & General Manager, Unify Business Solutions
Steven D. Whiteman	56	Chairman of the Board
Richard M. Brooks	52	Director
Robert J. Majteles	42	Director
Tery R. Larrew	52	Director

          Todd E. Wille has served as president and chief executive officer since November 2000. He rejoined the Company in October 2000 as the chief operating officer and acting chief financial officer. Mr. Wille originally joined Unify in August 1995 as the corporate controller. In September 1997, Mr. Wille was promoted to vice president, finance and chief financial officer. In March 1998, Mr. Wille left the Company and joined FRx Software Corporation as the vice president of finance and chief financial officer. Subsequently, Mr. Wille was promoted to senior vice president of operations. Mr. Wille received a B.A. in business administration with concentrations in accounting and finance and management information systems from Wartburg College.

          Steven D. Bonham joined the Company in June 2005, as vice president of finance and administration and chief financial officer. Before joining Unify, Mr. Bonham served eight years as chief financial officer for LexisNexis/Examen. Prior to LexisNexis/Examen, Mr. Bonham spent nine years with Foundation Health Corp., a former Fortune 500 publicly traded managed care insurance company, most recently serving as the vice president of finance for Foundation’s California Heath Plan. Mr. Bonham, a licensed certified public accountant, has a B.S. degree in accounting from California State University, Sacramento.

          Frank Verardi has served as vice president and general manager of Unify Business Solutions since May 2005, where he oversees sales and development for the Company’s technology products. From June 2003 to April 2005, he served as vice president of technical services, and from May 2001 to May 2003, he served as vice president of worldwide sales and marketing. Prior to that he served in various management positions including vice president of worldwide professional services, vice president of worldwide product delivery and customer support, and director of client services since joining the Company in August 1988. Before joining Unify, Mr. Verardi held various positions with Computer Sciences Corporation including director of commercial professional services. Mr. Verardi received a B.S. in computer science from California State University, Chico.

          Steven D. Whiteman has served as a director of the Company since May 1997. In August 2004, he was appointed chairman of the board. Mr. Whiteman previously served as the president and chief executive officer of Intesource, an Internet based procurement service specifically for the food industry. From June 2000 to May 2002, he worked as an independent consultant. From May 1993 until June 2000, Mr. Whiteman served as president of Viasoft, Inc. (“Viasoft”), a publicly traded software products and services company. From February 1994 to June 2000, Mr. Whiteman also served as chief executive officer and director of Viasoft, and from April 1997 to June 2000, he served as chairman of the board of directors. Mr. Whiteman is also a director of Intesource, Actuate Corporation, and Netpro. Mr. Whiteman holds a B.A. degree in business administration from Taylor University and a M.B.A. from the University of Cincinnati.

          Richard M. Brooks was appointed a director in August 2005. In September 2006, Mr. Brooks became a partner in the national executive consulting services company, Tatum, LLC.  Mr. Brooks co-founded Winterhawk Media LLC, an Internet security firm in March 2005. Mr. Brooks previously served as chief executive officer for VantageMed, a publicly traded software products and services company from April 2002 to December 2004. In addition, Mr. Brooks served as a director of VantageMed Corporation from March 2001 to January 2005 and was appointed chairman of that board in May of 2002. Prior to being appointed CEO at VantageMed, Mr. Brooks served as a managing member of Brooks and Donde LLC, a financial and information technology company. From June 1998 to June 2001, Mr. Brooks served on the board of directors of NetStream, Inc., a communications and IT managed services company which he co-founded. He was also treasurer from May 2000 to June 2001, and served as the chief financial officer from June 1998 to May 2000, for NetStream, Inc. Mr. Brooks received a B.S. in business administration from Oregon State University.

          Tery R. Larrew has served as a director of the Company since May 2002. Mr. Larrew served as the President and CEO of Vericept Corporation, a provider of network-based early warning and misuse prevention solutions, headquartered in Denver, Colorado. Prior to joining Vericept in 2002, Mr. Larrew co-founded IQ3G, a mobile services company, in 2000. From 1999 to 2000, Mr. Larrew was the chairman and chief executive officer of a start-up e-communication company, UPDATE Systems, Inc. Mr. Larrew also serves as the chief executive officer of Pinnacle Management, which he reformed in 1998. From 1996 to 1998, Mr. Larrew served on the executive management team of Metromail/CIC. He is a graduate of Colorado State University with a B.S. degree in business administration and a minor in finance and marketing.

          Robert J. Majteles joined our board in April 2004. Mr. Majteles founded Treehouse Capital, LLC, a firm focused on blending value and growth investment disciplines to make active investments in later-stage technology companies in 2001. In addition to Unify, Mr. Majteles is on the Board of Directors of Adept Technology, Inc., Macrovision Corporation, Vertical Communications, Inc., and WorldHeart Corporation. Mr. Majteles received a law degree from Stanford University and an undergraduate degree from Columbia University.  Additionally, Mr. Majteles is a lecturer at the Lester Center for Entrepreneurship, Haas School of Business, University of California, Berkeley and is a Member of the Board of Trustees of the Head-Royce School, Oakland, California.

          Each director holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Our executive officers serve at the discretion of the Board and Mr. Wille is further subject to rights contained in his employment agreement. There are no family relationships between any of our directors or executive officers.

Board of Directors’ Meetings and Committees

          During fiscal 2006, the Board held four (4) Regular Meetings and four (4) Special Meetings. For the Regular Board Meetings held during fiscal 2006, all of the board members were present either in person or participated via telephone conference. For the Special Meetings held during fiscal 2006, all of the board members participated either in person or via telephone conference. The Board has four (4) standing committees: an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee. The Audit Committee met four (4) times for Regular Meetings and no Special Audit Meetings were held. The Compensation Committee met one (1) time and the Disclosure Committee met four (4) times. The Nominating and Corporate Governance Committee held one (1) meeting during fiscal 2006.

          Audit Committee.   The Audit Committee’s primary function is to provide advice with respect to financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent registered audit firm. In carrying out these duties, the Audit Committee is responsible for reviewing the annual financial statements and independent auditors’ opinions, reviewing the scope and results of the examination of our financial statements by the independent auditors and approving all professional services performed by the independent auditors and related fees. In addition, the committee recommends the retention of the independent auditors to the Board and periodically reviews our accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 2006 were Richard M. Brooks, Chairman, Steven D. Whiteman and Tery R. Larrew. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE.”

          Compensation Committee.   The Compensation Committee’s functions are to review and establish salary levels and grant stock options for executive officers and certain other management employees. The members of the Committee during fiscal 2006, were Tery R. Larrew (Chairman), Robert J. Majteles, and Steven D. Whiteman. During fiscal 2006, the Compensation Committee held one (1) meeting. For additional information concerning the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.”

          Nominating and Corporate Governance Committee.   The primary responsibilities of this committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and (vi) provide oversight in the evaluation of the Board and each committee. Subject to the advance notice provision of Unify’s bylaws, as described below, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for director should submit such recommendations to the Secretary of Unify at our corporate office located at 2101 Arena Boulevard, Suite 100, Sacramento, CA

95834. In addition, this committee is charged with developing corporate governance practices to fulfill its responsibility to our stockholders. The composition and activities of the Company’s Board of Directors, the approach to public disclosure and the availability of ethics and business conduct resources for employees demonstrates the Company’s commitment to good corporate governance practices, including compliance with new standards. The Nominating and Corporate Governance Committee consisted of Steven D. Whiteman (Chairman) and Robert J. Majteles.

          Disclosure Committee.   All Board members participate in the Disclosure Committee, the function of which is to oversee and comply with regulations of all reporting for publicly-traded companies. This includes supervising the compiling of the information to be included in these reports, as well as documenting existing procedures and controls to ensure that information required to be disclosed is recorded, processed, summarized and reported in the SEC reports within the time periods specified. The members of the Disclosure Committee for fiscal 2006, included the chairman, Steven D. Bonham, (Chief Financial Officer), all of the board members, senior management and numerous Unify staff located worldwide. These meetings were held quarterly during fiscal 2006.

Director Attendance at Annual Stockholder Meetings

          The Board has not adopted a policy requiring director attendance at the annual stockholder meeting; however, directors are invited to attend. Mr. Wille attended last year’s annual stockholder meeting.

Committee Charters and Code of Conduct

          The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. Links to these materials are available on Unify’s website at www.unify.com.

Communications with Directors

          Any stockholder wishing to communicate with any of our directors regarding Unify may write to the director or directors, c/o Steven Bonham, Chief Financial Officer, Unify Corporation, 2101 Arena Boulevard, Suite 100, Sacramento, California 95834. Mr. Bonham will forward these communications directly to the director(s). The independent directors of the Board will review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

Director Compensation

          In May 2002, the Company’s Board of Directors adopted a director compensation program for its non-employee (independent) members. This program has several components described in the table below. The compensation for each individual director is assessed by the other members of the Board and is generally based upon the degree and quality of his/her participation in Board activities.

	Summary of Compensation Program for Non-Employee Directors			When Paid

	Based Upon	Annual Maximum	How Paid

Annual Cash Retainer (1)	Active Board participation	$10,000 in cash	$2,500 per quarter	Within one week of end of fiscal quarter
Annual Stock Retainer (2)	Board determination of award to be made pursuant to the 2002 Director Restricted Stock Plan	Up to $10,000 in restricted stock using closing price at beginning of fiscal year	In shares of Unify common stock that may not be sold for one (1) year from grant date	In May
Annual Stock Option Grant (3)	Board determination of award to be made pursuant to the 2001 Stock Option Plan	Up to 20,000 shares of common stock	An option to purchase Unify common stock at FMV at time of grant with a three year vesting period	In June
Meeting Fees (4)	Active Board participation	None, but normally not expected to exceed $6,000	$1,000 per on-site meeting attended and $500 per conference call	As required
Consulting (5)	Request by Unify’s CEO	None	Cash or in restricted stock	As performed

(1)

Unify pays non-employee directors an annual cash retainer fee of $10,000 which is paid in four quarterly payments of $2,500 each. Payments are to be made no later than five business days after the end of each fiscal quarter (August 5th, November 5th, February 5th and May 5th).

(2)

Directors are eligible for an annual stock retainer up to the equivalent of $10,000 worth of restricted stock under the 2002 Director Restricted Stock Plan (a copy of which is available upon request to the Company). Such restricted stock may not be sold for a period of twelve (12) months from the date of issuance and is for services to be rendered during the upcoming fiscal year.

(3)

Directors are eligible for an annual stock option grant of up to 20,000 shares of Unify common stock under the Company’s then current stock option program. Eligibility will be determined by the Board and will be based on several factors from the prior fiscal year, including the financial performance of the Company, the Director’s personal contribution to the Company and any other relevant factors or events. The stock option grant, if any, will be made in June of each year and the exercise price shall be equivalent to the fair market value of the stock at the time of the option grant. Any such option grant will vest monthly over a period of thirty-six (36) months.

(4)

Non-employee directors are eligible to receive fees for attending Board and related committee (such as the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee) meetings. Directors receive $1,000 for each on-site meeting attended and $500 for each conference call meeting. Unify will typically hold a Board meeting and any committee meetings on the same day, which will be considered as one meeting for the purpose of calculating meeting fees.

(5)

Directors may be requested to provide certain consulting services to Unify. Should this take place, Unify shall pay a Director one thousand dollars ($1,000) per day, with a half-day minimum. Unify shall reimburse a Director for all travel expenses incurred in accordance with its Travel and Entertainment Policy.

          The following table sets forth the compensation, expenses and consulting fees paid to each non-employee director in fiscal years 2005 and 2006:

	Richard M. Brooks	Tery R. Larrew	Robert J. Majteles	Steven D. Whiteman

FY 2005 annual cash retainer (1)	$0	$7,500	$7,500	$7,500
FY 2006 annual cash retainer (2)	5,000	10,000	10,000	10,000
FY 2006 Audit Committee Chairperson	5,000	0	0	1,250
FY 2006 Chairman of the Board fee	0	0	0	2,000
FY 2005 meeting fees	0	4,000	2,500	4,000
FY 2006 meeting fees	5,000	7,000	6,500	6,500

Total Director Related Compensation	15,000	28,500	26,500	31,250
Consulting fees	9,000	46,042	0	0

Total Compensation	24,000	74,542	26,500	31,250
Reimbursable expenses	0	5,005	0	2,205

Total Compensation and Expenses	$24,000	$79,547	$26,500	$33,455

(1)	Each non-employee director was paid a cash retainer of $1,250 for their directorship for the last quarter of fiscal 2005, which was paid in the first month of fiscal 2006.

(2)	Each non-employee director earned a cash retainer of $10,000 for fiscal 2006. Of this amount, a total of $7,500 was paid in fiscal 2005 and $2,500 was paid in the first month of fiscal 2006.

Employee Director Compensation

          Directors who are Unify employees, such as Mr. Wille, are eligible to receive options under the 2001 Stock Option Plan. Such employee-directors were also eligible to participate in the Company’s 1996 Employee Stock Purchase Plan, which expired March 25, 2006. Unify has also issued shares or options to employees who are also directors from time to time outside of such plans.

D&O Insurance

          Unify provides it’s Directors with Director and Officer Insurance and is responsible for the payment of the associated fees and premiums and ensuring the policy is kept current and in force.

Director Indemnification

          Unify shall indemnify, hold harmless, and defend any director against all claims against him/her, his/her heirs, executors or administrators, arising from or connected to his/her service as a director to the fullest extend permissible under Delaware law. A director shall immediately notify the chief executive officer and legal counsel of Unify orally and in writing upon learning of any actual or threatened claim or legal process and shall cooperate fully in any defense or action.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of November 30, 2006, with respect to the beneficial ownership of our common stock by: (i) each director and director nominee of the Company; (ii) each executive officer named in the Summary Compensation Table below; (iii) current directors and executive officers as a group; and (iv) each stockholder known by us to own more than 5% of our stock.

	Shares Owned (1)

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class

Directors
Steven D. Whiteman (2)	262,961	*
Tery R. Larrew (3)	222,489	*
Robert J. Majteles (4)	30,057	*
Richard M. Brooks (5)	30,305	*
Executive Officers
Todd E. Wille (6)	939,894	3.121%
Steven D. Bonham (7)	119,166	*
Frank Verardi (8)	351,526	1.18%
All directors and executive officers as a group (3 persons) (9)	1,410,586	4.69%
5% Stockholders
AWM Investment Company, Inc. (10) (12)	9,948,135	32.73%
c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, NY 10022
Diker Management LLC (11)	3,463,517	11.65%
745 Fifth Avenue, Suite 1409 New York, NY 10151
ComVest Capital LLC (12)	2,010,000	6.33%
One North Clematis Street, Suite 300 West Palm Beach, FL 33401

*	Less than 1%

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,720,608 shares of the Company’s common stock outstanding as of November 30, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days of November 30, 2006, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the individuals in the table may be contacted in care of Unify Corporation, 2101 Arena Blvd, Suite 100, Sacramento, California 95834.

(2)	Includes 139,732 shares subject to options held by Mr. Whiteman exercisable within 60 days of November 30, 2006.

(3)	Includes 60,000 shares subject to options held by Mr. Larrew exercisable within 60 days of November 30, 2006.

(4)	Represents shares held by Mr. Majteles. He has not been granted any options and therefore, he has no shares exercisable within 60 days of November 30, 2006.

(5)	Includes 11,805 shares subject to options held by Mr. Brooks exercisable within 60 days of November 30, 2006.

(6)	Includes 450,000 shares subject to options held by Mr. Wille exercisable within 60 days of November 30, 2006.

(7)	Includes 79,166 shares subject to options held by Mr. Bonham exercisable within 60 days of November 30, 2006.

(8)	Includes 194,583 shares subject to options held by Mr. Verardi exercisable within 60 days of November 30, 2006.

(9)	Includes 723,749 shares subject to options and exercisable within 60 days of November 30, 2006.

(10)

AWM Investment Company, Inc. is a hedge fund management firm based in New York. The firm is owned by David Greenhouse and Austin Marxe. They manage the Special Situations Fund III, L.P., Special Situations Cayman Fund L.P., Special Situations Private Equity Fund, L.P., and Special Situations Tech. Fund, L.P. Includes 3,612,715 shares issuable on the exercise of warrants within 60 days of November 30, 2006

(11)	Diker Management, LLC (“Management”) is a Registered Investment Advisor of certain managed accounts and investment funds.

(12)

Excludes shares issuable on the conversion of certain convertible notes.  Notes convertible for up to 3,810,000 shares of common stock are held by ComVest Capital LLC and notes convertible for up to 2,540,000 shares of common stock are beneficially owned by AWM Investment Company.  Such notes are not convertible by their terms until such time as Unify has sufficient available shares to permit such conversion, which is not expected to occur within 60 days from November 30, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

          The following table sets forth information concerning the compensation of our chief executive officer and our next four (4) most highly compensated executive officers whose total salary and bonus exceeded $100,000 per year for services rendered in all capacities to the Company for the last three (3) fiscal years:

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				Long-Term Compensation Awards	All Other Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus		Number of Securities Underlying Options

Todd E. Wille (1)	2006	$213,750	—		—	—
President and Chief Executive Officer	2005	220,000	—		—	—
	2004	220,000	—		—	—
Daniel S. Romine (2)	2006	140,000	—		—	$323,700	(7)
Vice President and General Manager,	2005	30,000	—		125,000	—
IRM	2004	—	—		—	—
Steven D. Bonham (3)	2006	136,900	—		200,000	—
Chief Financial Officer	2005	—	—		—	—
	2004	—	—		—	—
David M. Glende (4)	2006	150,000	—		—	—
Vice President of Products, IRM and	2005	158,000	—		20,000	—
Chief Technology Officer	2004	153,356	—		60,000	—
Frank Verardi (5)	2006	143,750	—		—	—
Vice President and General Manager,	2005	150,000	$8,610	(6)	20,000	—
Unify Business Solutions	2004	153,750	13,736	(6)	—	—

(1)	Mr. Wille was appointed president and chief executive officer in November 2000.

(2)

Mr. Romine joined the Company in February 2005 as vice president and general manager of Insurance Risk Management. Mr. Romine resigned from the Company in November 2006 as part of the Company’s sale of the Insurance Risk Management division.

(3)	Mr. Bonham joined the Company in June 2005 as chief financial officer.

(4)

Mr. Glende was appointed vice president of products for the Insurance Risk Management division and chief technology officer in March 2005. Prior to that, he held the position of vice president, strategy and chief technology officer. Mr. Glende resigned from the Company in November 2006 as part of the Company’s sale of the Insurance Risk Management division.

(5)	Mr. Verardi was appointed to vice president and general manager of the Unify Business Solutions division in May 2005. Prior to that, he held the position of vice president of technical services.

(6)	Represents commissions earned and paid pursuant to the Company’s commission plan.

(7)

Represents earn-out payments made in accordance with the agreement related to Unify’s purchase of Acuitrek, Inc. from Mr. Romine in February 2005. The compensation is comprised of common stock of $140,000, tax gross up payment of $40,400, performance bonus of $8,300 and cash payments of $135,000.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides the specified information concerning grants of options to purchase our common stock during the fiscal year ended April 30, 2006 to the persons named in the Summary Compensation Table:

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal (2) Year	Exercise Price Per Share (3)	Expiration Date
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)

Name					5%	10%

Todd E. Wille	—	—%	$—	—	$—	$—
David M. Glende	—	—%	$—	—	$—	$—
Frank Verardi	—	—%	$—	—	$—	$—
Daniel S. Romine	—	—%	$—	—	$—	$—
Steven D. Bonham	200,000	42%	$0.37	06/27/15	$46,538	$117,937

(1)

Options granted were non-registered stock issued pursuant to individual option agreement and they do not qualify for incentive stock option treatment. Options vest as to one forty-eighth (1/48th) of the subject shares upon completion of each full month of continuous employment with the Company.

(2)	The Company granted an aggregate of 475,000 common stock options during the fiscal year ended April 30, 2006.

(3)

All options were granted with an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by the fair market value of the Company’s common stock on that day.

(4)

Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed five percent (5%) and ten percent (10%) rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on Unify’s financial performance, overall market conditions and the number of shares vested by the option holder.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

          The following table provides information concerning exercises of options to purchase Unify common stock during the fiscal year ended April 30, 2006, and unexercised options held at April 30, 2006, by the persons named in the Summary Compensation Table:

			Number of Securities Underlying Unexercised Options at 4/30/06 (1)		Value of Unexercised In-the-Money Options at 4/30/06 (2)
	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable

Todd E. Wille	—	—	446,875	3,125	$55,500	$—
Daniel S. Romine	—	—	36,458	88,542	—	—
Steven D. Bonham	—	—	41,666	158,334	2,916	11,083
David M. Glende	60,000	$13,200	375,645	35,730	32,200	800
Frank Verardi	—	—	189,270	15,730	16,600	—

(1)

Options granted are generally exercisable to the extent vested and generally vest as to one forty-eighth (1/48th) of the subject share upon completion of each full month of continuous employment with the Company thereafter.

(2)

Valuation based on the difference between the option exercise price and the fair market value of the underlying securities as of April 30, 2006, of $0.44 per share, based on the closing sales price paid on the last trade of the day on the Over-the-Counter Bulletin Board (OTC BB) market.

Employment Agreements and Termination and Change of Control Arrangements

          We have an employment agreement with Mr. Wille, our president and chief executive officer. Under the agreement, he receives an annual salary, subject to Board adjustment, of $220,000, and is eligible to receive bonuses upon Unify achieving certain benchmarks in its business plan. Following a merger of the Company or sale of substantially all of its assets, the unvested portion of all options held by Mr. Wille as of the date of the transaction will automatically vest. Should Mr. Wille be terminated, such options will have the benefit of twelve (12) additional months of vesting and he will receive an amount equal to twelve (12) months’ salary.

          Under our 1991 and 2001 Stock Option Plans, should we merge with or be otherwise acquired by another company in a transaction where our stockholders do not retain a majority of the voting stock, a “Change of Control” occurs. If there is a Change of Control and the successor company fails to either assume the outstanding options or substitute substantially equivalent options for its own stock, the vesting of all outstanding Unify options shall accelerate to become fully vested and immediately exercisable. Any outstanding options will terminate if they are not exercised upon consummation of the merger or assumed or replaced by the successor corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of Unify’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them.

          Based solely upon our review of such reports furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than ten percent (10%) stockholders for the fiscal year ended April 30, 2006, were met.

Certain Relationships and Related Transactions

          Amounts Due from Officers, Directors and Principal Stockholders.   Except for advances of reimbursable expenses we have made no other loans to executive officers, directors, stockholders or other affiliates. Any such loan must be approved by a majority of those board members who are independent of and have no interest in the transaction.

          Relationship between Robert J. Majteles and a Principal Stockholder. One of our directors, Robert J. Majteles, is the managing member of Treehouse Capital, which has an agreement with Special Situations Funds (“SSF”), the largest stockholder of Unify, pursuant to which Treehouse, through Mr. Majteles, provides certain management and financial advisory services for SSF on request. As a result, Treehouse is entitled to 10% of Special Situations Funds’ net gain (as defined) or net loss (as defined) on its investment in Unify during the term of the agreement, offset by certain fees that may be paid by Unify to Treehouse or Mr. Majteles directly. Mr. Majteles does not have or share voting or dispositive power over any securities held by Special Situations Funds.

          Limitation of Liability and Indemnification Matters.   Unify’s Restated Certificate of Incorporation (the “Certificate”) limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transactions from which the director derived an improper personal benefit.

          Our bylaws call for us to indemnify our directors, executive officers, and trustees to the fullest extent permitted by law. We believe that such indemnification covers negligence and gross negligence. Our bylaws also permit us to secure insurance on behalf of any executive officer, director, employee or other agent for any liability arising out of his or her actions in such capacity (subject to certain exclusions), regardless of whether the bylaws permit indemnification.

Independent Auditors

          The Board of Directors of the Company appointed Grant Thornton LLP as independent auditors to audit the financial statements for the fiscal year ended April 30, 2006. At this year’s Annual Meeting of Stockholders, Unify stockholders will be asked to ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending April 30, 2007 (see Proposal 3 in this Proxy Statement). A representative of Grant Thornton is expected to be available at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Audit Fees

          Fees billed by our principal accountant, Grant Thornton LLP, for fiscal year 2006 audit services totaled approximately $239,000 including fees associated with the annual audit, review of the Company’s quarterly reports on Form 10-Q and the statutory audit required for our French subsidiary. Fees billed by our principal accountant, Grant Thornton LLP, for fiscal year 2005 audit services totaled approximately $227,000 including fees associated with the annual audit, the third quarter review of the Company’s quarterly report on Form 10-Q, and the statutory audits required for our French subsidiary.

Audit-Related Fees

          Audit-related service fees billed by Grant Thornton for fiscal 2006 and fiscal 2005 were approximately $26,000 and $60,000, respectively.  The fiscal 2006 fees were related to the review of S-4 filings for the proposed Halo merger and the fiscal 2005 fees related to the acquisition of Acuitrek, Inc.

Tax Fees

          Fees billed by our principal tax accountant, Macias Gini & Company, for tax services in fiscal year 2006 were $30,000. Tax fees consisted of amounts incurred for tax compliance, tax advice and tax planning.  Fees billed by our principal tax accountant, Ernst & Young, for tax services in fiscal year 2005 were $17,000. Tax fees consisted of amounts incurred for tax compliance, tax advice and tax planning.

Other Fees

          Our principal accountant, Grant Thornton LLP, had no other fees for fiscal year 2006 and fiscal year 2005.

Pre-Approval Policies and Procedures

          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

Equity Compensation Plan Information

          During fiscal 2006, Unify maintained two compensation plans that provided for the issuance of its Common Stock to officers, directors, other employees or consultants. These consisted of the 2001 Stock Option Plan (the “Option Plan”) and the 1996 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by the stockholders. The 1996 Employee Stock Purchase Plan expired on March 25, 2006. The 1991 Stock Option Plan, which had a ten-year life, has expired and has therefore ceased to be available for new grants. In fiscal 2003, the Board adopted, without a need for shareholder approval, the 2002 Director Restricted Stock Plan (the “Director Restricted Stock Plan”) as part of a program to provide compensation we felt was necessary to attract, retain and reward members of our Board of Directors who were willing to provide the time and energy that we believe is required to meet our business goals. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2006:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (c)

Equity compensation plans approved by stockholders (1)	1,877,797	$0.42	791,912
Equity compensation plans not approved by stockholders:
Director Restricted Stock Plan (2)	480,687	$0.49	19,313
Non-Registered Options (3)	480,000	$0.41	0

(1)	Comprised entirely of shares reserved for future issuance under the Option Plan.

(2)

There are 500,000 shares authorized under the Director Restricted Stock Plan, of which 480,687 shares were awarded by and were outstanding on April 30, 2006. As of April 30, 2006 there were 19,313 shares available for future awards.

(3)	In fiscal 2003, the Board authorized the issuance of non-registered non-plan stock options for individual senior level executive recruitment.

Material Features of Director Restricted Stock Plan

          On May 1, 2002, the Company established the Director Restricted Stock Plan as part of a compensation program designed to attract and retain independent members for our board of directors. The maximum aggregate number of shares of common stock that may be issued under the Director Restricted Stock Plan is 500,000. In May 2005, each independent director was granted a fully vested restricted stock award for the number of shares which is equal to $10,000 divided by the fair market value of a share of stock at the award date. There were 115,403 and 42,556 shares awarded in the fiscal 2005 and 2004 under this plan, respectively, leaving a balance of 19,313 shares reserved for future awards at April 30, 2006.

Material Features of Individual Non-Registered Stock Options

          During fiscal 2006, the Board granted options to purchase up to 225,000 shares of common stock under individual, non-plan option agreements. The options and shares issuable under such agreements are restricted securities under the Securities Act and may not be issued or sold except under an effective registration statement or an applicable exemption therefrom. The non-plan option agreements contain substantially similar terms as options issued under our Option Plan.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

          The Audit Committee consists of three (3) directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. We act pursuant to a written charter that has been adopted by the Board.

          The Audit Committee also oversees the financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements and the overall reporting process, including the system of financial controls. In fulfilling our oversight responsibilities during fiscal 2006, we periodically:

•	reviewed the unaudited and audited financial statements with management and our independent auditors (Grant Thornton);

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and our auditors;

•	reviewed the Company’s financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

          The Audit Committee has received a formal written statement from our auditors describing all relationships between Grant Thornton and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditor’s independence.

          Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Unify’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee
Richard M. Brooks, Chairman
Tery R. Larrew
Steven D. Whiteman

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The members of the Compensation Committee during fiscal 2006, were Tery Larrew (Chairman), Robert J. Majteles and Steven D. Whiteman, each a non-employee member of the Board. The committee is responsible for setting and administering the policies governing annual compensation of the Company’s executive officers. These policies are based upon the philosophy that Unify’s long-term success is best ensured by attracting, retaining and rewarding highly skilled executives who are capable of achieving its business goals and building long-term stockholder value. Consequently, the committee’s policies seek to reward individual performance as well as to align the financial interests of executive officers with overall Company results and increase stockholder value. The Company applies these policies in three principal areas: base salary, management incentives, and long-term incentives.

          In preparing the stock performance graph for this Proxy Statement, the Company selected the NASDAQ Computer and Data Processing Services Industry Index as our peer group. However, the companies in our stock peer group are not necessarily in our salary peer group surveys unless we also compete with them for executive talent.

Base Salary

          The Compensation Committee annually assesses the performance and sets the base salary of our chief executive officer, Todd Wille who has also served as president and a director of Unify since November 2000. Mr. Wille, in turn, evaluates the performance of all other executive officers and recommends salary adjustments, if any, which are then reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals. For Mr. Wille, these goals are set by our committee and for all other executive officers these goals are set by Mr. Wille. The objectives of the Compensation Committee are to correlate executive compensation with Unify’s business objectives and performance, and to enable us to attract, retain, and reward executive officers who contribute to our long-term success.

Management Incentive Plan

          We seek to provide additional incentives and rewards to executives for their contributions to the achievement of the Company’s performance goals. For this reason, we administer a Management Incentive Plan (the “Incentive Plan”) that can represent a substantial portion of the total compensation of our executive officers when earned and paid.

          The Incentive Plan provides for the establishment of a compensation pool based on the achievement of worldwide goals for revenues and operating income as well as other operating plan objectives specific to each executive officer’s individual areas of management responsibility. Incentive compensation target amounts for each executive officer are set annually by our committee in consultation with Unify’s chief executive officer. Performance against established goals is determined annually. Executive officers with sales responsibilities receive commission compensation in addition to base salary and management incentives.

          The Compensation Committee annually reviews and approves the compensation of Todd E. Wille, President and Chief Executive Officer. Mr. Wille participates in the Incentive Plan in which he is eligible to receive a bonus for achievement of the Incentive Plan goals and objectives. This actual bonus amount may be higher or lower based on the actual achievement of the Incentive Plan goals and objectives. Mr. Wille is a Unify shareholder; to the extent his performance translates into an increase in the value of Unify’s stock, all shareholders, including Mr. Wille, share the benefit.

          Certain net income performance goals established under the Incentive Plan for fiscal 2006 were not met and, therefore, no cash bonuses were paid in fiscal 2006 to any executive officers.

Long-Term Incentive Compensation

          The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders, and therefore administers and makes periodic stock option grants under the 2001 Stock Option Plan and non-registered stock issued to individuals. Such options are granted at the prevailing market price and will only have value if our stock price increases over the exercise price. Accordingly, we believe that stock options serve to align the interests of our executive officers closely with our other stockholders because of the direct financial benefit that executive officers receive through improved stock performance.

          Our committee periodically considers the grant of stock-based compensation to all executive officers. Such grants are made on the basis of a subjective analysis of the individual performance of the executive, previous option grants to the executive, and our financial performance. Option grants for the fiscal year ended April 30, 2006 are set forth in the table entitled “OPTION GRANTS IN LAST FISCAL YEAR” in the section entitled “EXECUTIVE COMPENSATION AND OTHER MATTERS.”

Deductibility of Executive Compensation

          We have considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 2001 Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. Our committee is comprised of non-employee directors. Furthermore, should the compensation committee not be so constituted for any period of time, the options granted during such period are unlikely to result in compensation exceeding $1,000,000 in any year.

The Compensation Committee
Tery R. Larrew, Chairman
Robert J. Majteles
Steven D. Whiteman

COMPARISON OF STOCKHOLDER RETURN

          Below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s common stock with the cumulative total return of the NASDAQ U.S. Index and the NASDAQ Computer and Data Processing Services Industry Index for the period commencing on April 30, 2001 and ending on April 30, 2006.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UNIFY CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

PROPOSAL NO. 2

APPROVAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT
A RATIO OF NOT LESS THAN ONE-FOR-THREE AND NO MORE THAN ONE-FOR-TEN AT ANY TIME PRIOR
TO JUNE 30, 2007, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS IN
ITS DISCRETION

General

          The board of directors has approved and is hereby soliciting stockholder approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split at a ratio of between 1-for-3 to 1-for-10 in the form set forth in Appendix “A” to this proxy statement (the “Amendment”).  A vote FOR Proposal 2 will constitute approval of the Amendment providing for the combination of any whole number of shares of Common Stock between and including three and ten into one share of Common Stock and will grant the board of directors the authority to select which of the approved exchange ratios within that range will be implemented.  If the stockholders approve this proposal, the board of directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the stockholders, to effect a reverse stock split in any of the approved ratios by filing the Amendment with the Delaware Secretary of State at any time after the approval of the proposal.  If the Amendment has not been filed with the Delaware Secretary of State by the close of business on June 30, 2007, the board of directors will abandon the Amendment constituting the reverse stock split.  In that case, the board of directors may again seek stockholder approval for a reverse stock split if it deems a reverse stock split would be advisable.

          Unify Corporation currently has 40,000,000 authorized shares of common stock.  As of December 12, 2006, the record date for the annual meeting, 29,720,608 shares of Common Stock were outstanding.  The reverse stock split, if implemented, would reduce the number of issued and outstanding shares of Common Stock, but would not change the number of authorized shares of Common Stock or the par value or the voting rights of the Common Stock, as the case may be, and, except for the impact of fractional shares, each stockholder’s proportionate ownership interest in Unify Corporation would be the same immediately before and after the reverse stock split.

          The board of directors believes that by reducing the number of shares of Common Stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of our Common Stock, our Common Stock may be more appealing to institutional investors and institutional funds, although there can be no assurances that this will result. The board of directors also believes that our stockholders may benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investment funds and lower trading costs.  Finally, the reverse split, if implemented, will allow Unify to comply with its contractual obligations to create sufficient available shares to permit the conversion of certain notes issued in connection with the financing that closed on November 20, 2006 without having to increase the number of authorized shares.

          The board believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the board with maximum flexibility to achieve the purposes of the reverse stock split.  If the stockholders approve this proposal, in connection with any determination to effect the reverse stock split, the board will set the time for such a split and select a specific ratio within the range.  These determinations will be made by the board with the intention to create the greatest marketability for our Common Stock based upon prevailing market conditions at that time and in light of our contractual obligations to our lenders.

          The board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Purposes of the Reverse Stock Split

          We believe that increasing our stock price through a reverse stock split will have a number of benefits.

•

Increase Stock Price to a More Attractive Level for Investors. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we believe the price of our Common Stock may be raised to a level where our stock would be viewed more favorably by potential investors.

•

Reduced Costs for Investors. We believe that when investors buy or sell our Common Stock, many of them pay commissions that are based on the number of shares bought or sold, and that brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stock. A higher stock price after a reverse stock split would alleviate that concern. Lower commissions may also make our stock an attractive investment to additional investors.

•

Attract and Retain Employees and Service Providers.  We believe that a higher stock price will help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price.

•

Reduced Costs for Unify Corporation. As of December 12, 2006 we had approximately 292 stockholders of record. However, this number does not include stockholders whose shares are held in trust by other entities, and the total number of beneficial stockholders of our shares is greater than the number of stockholders of record. For each of these holders, we pay annual account servicing costs and the cost of printing and mailing annual reports and proxy statements. Often, these stockholders find it uneconomical to sell their shares because brokerage costs are significant, in some cases exceeding the value of the shares sold. If we were to effect a reverse stock split, we would reduce the number of stockholders because holders who would own less than one share of stock after the reverse stock split will receive cash in lieu of a fractional share. This would reduce our stockholder servicing costs and should provide some of our stockholders with a more economical way to dispose of their interest in Unify Corporation.

•

Provide Sufficient Shares to Permit Conversion of Notes.  On November 20, 2006, Unify issued promissory notes in principal amount of $5,350,000 pursuant to the terms of the Revolving Credit and Term Loan Agreement entered into by and between Unify and ComVest Capital LLC. These notes are convertible under certain circumstances into shares of Unify Common Stock.  Unify currently does not have sufficient shares of its authorized and unissued  Common Stock to accommodate conversion of the notes if all were converted simultaneously and if all options and warrants to purchase shares of Unify Common Stock were exercised.  Effecting the reverse stock split will result in a commensurate adjustment of the conversion ratios for the notes and the number of shares issuable on exercise of outstanding options and warrants.  But because after the reverse split the number of authorized shares will remain the same, Unify will have sufficient shares to cover conversion of all the notes as well as exercise of all options and warrants.

Certain Risks Associated with the Reverse Stock Split

          There can be no assurance that the total market capitalization of our Common Stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our Common Stock following the reverse stock split will either exceed or remain higher than the current per share market price.

          There can be no assurance that the market price per share of our Common Stock immediately after the reverse stock split will remain constant in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split.  For example, based on the market price of our Common Stock on November 30, 2006 of $0.31 per share, if the board of directors decided to implement the reverse stock split and utilize a ratio of 1-for-5, there can be no assurance that the post-split market price of our Common Stock would be $1.55 ($0.31 X 5) per share or greater. Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.

There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors.

          While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors.

There can be no assurance that the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

          While the board of directors believes that a higher stock price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

A decline in the market price for our Common Stock after the reverse stock split may result in a greater percentage decline that would occur in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following the reverse stock split.

          The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. In many cases, the market price of a company’s shares declines after a reverse stock split.  Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effectiveness of the Reverse Stock Split

          If the stockholders approve the reverse stock split proposal and the board of directors decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation. The reverse stock split will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment, which we refer to as the “effective time.” Beginning at the effective time, each certificate representing shares of our Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of that class into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Effects of the Reverse Stock Split if Implemented

          If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of the outstanding Common Stock. The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would result in any holder of our Common Stock receiving cash in lieu of fractional shares. As described below, holders of our Common Stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our Common Stock to the extent there are concurrently stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

          After the reverse stock split, the number of authorized shares of Common Stock will be 40,000,000 shares and the number of unissued shares of Common Stock will be approximately 30,158,797 to 37,047,639 shares depending upon the reverse stock split ratio selected by the Board.  Our board of directors believes that maintaining the same number of authorized shares of Common Stock, and thereby increasing the number of shares available for future issuance, will provide us with the certainty and flexibility to undertake various types of transactions, including financings, acquisitions of companies or assets, strategic transactions, increases in the shares reserved for issuance pursuant to stock incentive plans, sales of stock or securities convertible into our Common Stock, or other corporate transactions not yet determined.  Certain kinds of these transactions may have anti-takeover effects, as described in more detail below, and certain kinds of these transactions may require stockholder approval under Delaware law or applicable Nasdaq or OTC/BB rules, but the board of directors believes that this certainty and flexibility is helpful to Unify Corporation and in the stockholders’ interests. We do not have any current plans, proposals or arrangements (written or otherwise) to issue any additional shares other than pursuant to the ComVest debt financing arrangement, warrants, and equity plans currently in existence.

          The principal effects of the reverse stock split would include the following:

•	depending on the ratio for the reverse stock split implemented by the board of directors, each 3, 4, 5, 6, 7, 8, 9 or 10 shares of Common Stock you own will be combined into one new share;

•	the number of shares of Common Stock issued and outstanding will be reduced proportionately based on the ratio selected by the board of directors;

•	appropriate adjustments will be made to stock options and restricted stock units granted under company plans to maintain the economic value of the awards;

•

the number of shares reserved for issuance under our existing stock-based compensation plans, warrants and convertible notes will be reduced proportionately based on the ratio selected by the board of directors (and any other appropriate adjustments or modifications will be made under the plans); and

•	because of the above adjustments to all of the Company’s currently outstanding and unissued but reserved shares, the number of shares available for future issuance will be correspondingly increased.

          The reduction in the number of issued and outstanding shares is expected to increase the trading price of our Common Stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split. The trading price of our Common Stock depends on many factors, including many which are beyond our control. As discussed above, the higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our Common Stock. On the other hand, to the extent that negative investor sentiment regarding our Common Stock is not based on our underlying business fundamentals, the reverse stock split may not overcome such sentiment enough to increase our stock price.

          The liquidity of our Common Stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

          The shares of Common Stock issued as a result of the reverse stock split will be fully paid and non-assessable. The amendment will not change the terms of our Common Stock. The shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

Effect on Certificated Shares and Fractional Shares

          As soon as practicable after the effective date of any reverse stock split, we will request that all stockholders holding shares of our Common Stock in certificate form return their stock certificates representing shares of Common Stock outstanding on the effective date in exchange for certificates representing the number of whole shares of Common Stock into which the shares of old Common Stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. Stockholders should not submit their old certificates to the transfer agent until they receive these instructions. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent’s instructions, together with the properly executed and completed letter of transmittal.

          Beginning with the effective date, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of Common Stock previously represented by the certificate that were combined pursuant to the reverse stock split.

          No fractional shares will be issued in connection with the reverse stock split.  Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the number selected by the board of directors for the reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof.

Effect on Beneficial Holders of Common Stock (i.e. Stockholders who hold in “street name”)

          Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name”.  However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of our Common Stock Shares with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Accounting Matters

          The reverse stock split will not affect the par value of a share of our Common Stock. As a result, as of the effective date of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

          The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect.  For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Unify Corporation with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of Unify Corporation, nor is it part of a plan by management to recommend to the board and stockholders a series of amendments to the Restated Certificate of Incorporation.  Other than the proposal for the reverse stock split, the board of directors does not currently contemplate recommending the adoption of any other amendments to the Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Unify Corporation.

Material U.S. Federal Income Tax Consequences

          The following discussion of the material U.S. federal income tax consequences of the proposed reverse stock split is based upon the current provisions of the Internal Revenue Code of 1986, as amended, and other legal authorities, all of which could be changed at any time, possibly with retroactive effect. Such a change could alter or modify the statements and conclusions set forth below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. The following discussion assumes that the pre-reverse stock split shares of Common Stock were, and the post-reverse-stock split shares will be, held as a “capital asset” as defined in the Internal Revenue Code of 1986, as amended. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

          Subject to the discussion below concerning the treatment of the receipt of cash payments instead of receipt of fractional shares, no gain or loss should be recognized by a stockholder as a result of such stockholder’s exchange of pre-reverse stock split Common Stock for post-reverse stock split Common Stock in connection with the reverse stock split. The tax basis and holding period of each post-reverse stock split share of Common Stock received (including any fraction of a post-reverse stock split share deemed to have been received and then redeemed) should generally be the same as the tax basis and holding period of the pre-reverse stock split shares of Common Stock surrendered in connection with receipt of the post-reverse stock split shares of Common Stock, with the tax basis and holding period determined separately with respect to blocks of pre-reverse split shares of Common Stock that were acquired on the same date and at the same price. The receipt of a cash payment instead of receipt of a fractional share interest will result in recognition of capital gain or capital loss for U.S. federal income tax purposes. The deductibility of any capital loss is subject to limitations.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

No Appraisal Rights

          Stockholders do not have any appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

          The board of directors reserves the right to abandon the reverse stock split without further action by our stockholders at any time before the time the amendment to our certificate of incorporation to be filed with the Secretary of State of the State of Delaware becomes effective, regardless of whether the reverse stock split has been authorized by our stockholders. Although the board of directors does not currently anticipate exercising its right to abandon the reverse stock split and is not currently aware of specific events that would cause it to abandon the reverse stock split, should the board of directors subsequently determine that the reverse stock split is no longer in the best interests of Unify Corporation or its stockholders, the board of directors will not proceed with the reverse stock split. By voting in favor of the reverse stock split, you are also expressly authorizing the board of directors to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

Vote Required and Recommendation of the Board of Directors

          The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposal.  Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
GRANT THORNTON LLP AS INDEPENDENT AUDITOR
FOR FISCAL YEAR 2007

          The Company’s Audit Committee has appointed Grant Thornton LLP as the Company’s independent auditors for the fiscal year 2007. A representative of Grant Thornton is expected to be present at the Annual Meeting and available to respond to questions. An affirmative vote of a majority of the outstanding shares of the Company present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, will ratify the appointment of Grant Thornton as our independent auditors for the fiscal year 2007.

          For a discussion of fees paid to Grant Thornton LLP see “Information About Unify Corporation—Principal Accounting Fees and Services” above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITOR.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

          Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2007 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary at 2101 Arena Boulevard, Suite 100, Sacramento, California 95834, not later than April 20, 2007. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2007 Annual Meeting so long as we receive notice of the proposal, as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than thirty (30) days prior to the date of the Annual Meeting.

          Should a stockholder proposal be brought before the 2007 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on July 2, 2007.

TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Sincerely,

Todd E. Wille
Sacramento, California	President and Chief Executive Officer
December 18, 2006

APPENDIX A

UNIFY CORPORATION

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

          Unify Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

          1.        Paragraph A of Article Fourth of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 18, 1996 (the “Restated Certificate of Incorporation”), is amended and restated to read in its entirety as follows:

          “A.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of all classes of stock which the Corporation will have authority to issue is 47,931,370 shares, 40,000,000 of which shall be Common Stock with a par value of $0.01 each and 7,931,370 shares of which shall be Preferred Stock with a par value of $0.001 each.

          Effective at [11:59 p.m.], [Eastern Daylight Time/Eastern Standard Time] on _________, 200_ (the “Effective Time”), every [__________ (______)] shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).  The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split”.

          No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock.  All shares of Old Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share.  Any fractional share resulting from such aggregation of Old Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the fair value of Old Common Stock that would have been exchanged for fractional shares of New Common Stock in the Reverse Stock Split if fractional shares had been issued in the Reverse Stock Split in an amount equal to the closing price of such Old Common Stock on the OTC/BB Market on ____________, 200__.  The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

          2.        The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          3.        The Corporation’s stockholders approved the amendment of the Restated Certificate of Incorporation of the Corporation as required by the Bylaws of the Corporation and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation to be signed by the Corporation’s ______________ this ____ day of ______, 200_.

UNIFY CORPORATION

By:

Name:

Title:

UNIFY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints Steven Bonham and Lisa Waddell with full power of substitution to represent the undersigned and to vote all the shares of the common stock of Unify Corporation (the “Company”) which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company to be held at Unify Corporation, 2101 Arena Blvd., Suite 100, Sacramento, California 95834, on January 25, 2007, at 9:00 a.m. Pacific time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, and (2) in their discretion, upon such other matters as may properly come before the meeting.

          The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended April 30, 2006.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.

1.	Election of the following directors:
	Nominees:		Todd E. Wille
Richard M. Brooks
Tery R. Larrew
Robert J. Majteles
Steven D. Whiteman

	☐	FOR	☐ WITHHELD

☐

For all nominees except as noted above

2.

To consider and vote upon an amendment to our Certificate of Incorporation which will effect a reverse stock split of our common stock at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to June 30, 2007, with the exact ratio to be set at a whole number within this range to be determined by our board of directors in its discretion.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending April 30, 2007.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	With discretionary authority, upon such other matters as may properly come before the Annual Meeting. At this time, the Board knows of no other matters to be presented at the meeting.

Whether or not you plan to attend the meeting in person, please complete this proxy so that your stock may be represented at the meeting.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.
☐	MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date:

Signature(s):